Exhibit (g)(2) Amendment to Custody Agreement between the Registrant and Cardinal Bank

Exhibit (g)(2)

AMENDMENT TO

CUSTODY AGREEMENT

between

THE FBR FUNDS

and

CARDINAL BANK

Effective February 15, 2007, the following amendment is hereby made to the Custody Agreement dated February 9, 2006 by and between The FBR Funds (the "Trust") and Cardinal Bank (the "Custodian").

3.          Schedule A of the Agreement shall be amended to include the FBR Pegasus Mid Cap Fund and FBR Pegasus Small Cap Fund.

Schedule A

FBR Large Cap Financial Fund
FBR Small Cap Financial Fund
FBR Small Cap Fund
FBR Large Cap Technology Fund
FBR Small Cap Technology Fund
FBR Pegasus Fund
FBR Pegasus Mid Cap Fund
FBR Pegasus Small Cap Fund
FBR Gas Utility Index Fund
FBR Fund for Government Investors

_____________

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 15th day of February, 2007.

The FBR Funds

/s/ David H. Ellison
By: David H. Ellison

Cardinal Bank

/s/ Betsy Piper/Bach
By: Betsy Piper/Bach